Exhibit 99.1

NB&T Financial Reports Earnings for First Quarter 2014

April 22, 2014

NB&T Financial Group, Inc. (Nasdaq: NBTF), parent company of The National Bank and Trust Company (“NB&T”), Wilmington, Ohio, announced net income for the first quarter of 2014 of $1.1 million, or $.32 per share. Net income for the first quarter of 2013 was $1.0 million, or $.30 per share. Net income increased primarily due to a $280,000 reduction in operating costs, offset by a $135,000 increase in the provision for loan losses and continued margin compression.

Net interest income was $5.2 million for the first quarter of 2014, compared to $5.4 million for the first quarter of 2013. Net interest margin decreased to 3.48% for the first quarter of 2014, compared to 3.50% for the same quarter last year. The net interest margin decreased primarily due to continued repricing of new and variable-rate loans to lower rates. The decrease in loan yield was partially offset by an increase in investment yields due to increased investment in longer term tax-exempt municipals and slower prepayments on mortgage related securities.

The provision for loan losses for the first quarter of 2014 was $275,000, compared to $140,000 in the same quarter last year. Net charge-offs were $318,000 in the first quarter of 2014, compared to $230,000 in the first quarter of 2013. Despite the increase in charge-offs, asset quality improved during the quarter. Non-performing loans declined to $4.7 million at March 31, 2014, compared to $5.8 million and $10.4 million at December 31, 2013 and March 31, 2013 respectively, due primarily to the resolution of problem loans. Other real estate owned also decreased to $1.0 million at March 31, 2014 from $1.2 million and $1.9 million at December 31, 2013 and March 31, 2013, respectively.

President & CEO, John Limbert, commented, “The current year is off to a better start than last year, earnings are up and problem assets are down over 50% from the same time last year. We even recovered approximately $186,000 of non-accrued interest on a problem loan resolved during the quarter.”

Total non-interest income was $2.0 million for the first quarter of 2014, compared to $2.0 million for the first quarter of 2013. In the first quarter of 2014, the Company experienced an $81,000 decline in NSF fees due to higher deposit balances, which lowered the number of NSF items, partially offset by a $68,000 increase in trust income compared to same quarter last year.

Total non-interest expense was $5.6 million for the first quarter of 2014, compared to $5.9 million for the first quarter of 2013. The expense decrease is primarily due to a $201,000 decrease in net costs associated with the operation of other real estate and a decrease of approximately $79,000 in state taxes due to Ohio’s new financial institution tax replacing Ohio’s bank franchise tax.

On March 18, 2014, the Board of Directors declared a dividend of $0.30 per share, payable April 21, 2014 to shareholders of record on March 31, 2014.

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

(Unaudited)

	Three Months Ending
	3/31/2014	12/31/2013	9/30/2013	6/30/2013	3/31/2013
Statements of Income
Interest income	$5,623	$5,480	$5,510	$5,586	$5,896
Interest expense	376	414	438	473	519

Net interest income	5,247	5,066	5,072	5,113	5,377
Provision for loan losses	275	750	400	1,300	140
Other non-interest income	1,968	2,051	2,147	2,450	1,986
Other-than-temporary impairment charge	—	—	—	—	—
Net gains (losses) on sales of securities	—	227	—	817	(36)

Total non-interest income	1,968	2,278	2,147	3,267	1,950
Total non-interest expenses	5,603	5,377	5,523	5,605	5,886

Income before income taxes	1,337	1,217	1,296	1,475	1,301
Income taxes	251	200	228	336	282

Net income	$1,086	$1,017	$1,068	$1,139	$1,019

Per Share Data
Basic earnings per share	$0.32	$0.30	$0.31	$0.33	$0.30
Diluted earnings per share	0.32	0.30	0.31	0.33	0.30
Dividends per share	0.30	0.30	0.30	0.30	0.30
Book value at quarter end	20.25	19.84	19.89	19.83	20.58
Average basic shares outstanding	3,430	3,426	3,416	3,415	3,420
Average diluted shares outstanding	3,437	3,436	3,438	3,426	3,427
Balance Sheet Items (Quarter End)
Total assets	$660,964	$638,312	$645,410	$659,827	$673,729
Securities	154,848	138,098	138,818	134,154	144,156
Loans, including loans held for sale	389,945	399,496	404,545	410,202	407,818
Allowance for loan losses	4,010	4,053	5,884	5,803	4,670
Deposits	572,127	550,800	558,075	572,926	577,349
Borrowings	14,310	14,310	14,310	14,310	15,310
Total shareholders’ equity	69,443	68,035	68,127	67,682	70,290
Assets Under Management
Total assets	$660,964	$638,312	$645,410	$659,827	$673,729
Cash management sweep accounts	48,209	44,039	44,852	38,019	40,799
Market value of trust assets	256,835	254,403	246,043	237,884	238,532
Market value of brokerage assets	82,025	80,321	78,757	76,668	77,707
Loans serviced for others	40,879	41,794	43,024	42,496	43,626

Total assets under management	$1,088,912	$1,058,869	$1,058,086	$1,054,894	$1,074,393

Selected Financial Ratios
Return on average assets (annualized)	0.67%	0.62%	0.65%	0.69%	0.61%
Return on average equity (annualized)	6.44	5.90	6.22	6.48	5.81
Dividend payout ratio	93.75	100.00	96.77	90.91	100.00
Net interest margin	3.48	3.33	3.33	3.34	3.50
Non-interest expense to total revenue	77.66	73.22	76.51	66.89	80.33
Average loans to average total assets	59.37	61.25	62.32	61.10	59.42
Asset Quality
Nonaccrual loans	$4,640	$5,734	$8,273	$9,006	$9,097
Accruing and 90 or more days past due	19	32	30	73	1,285

Total nonperforming loans	$4,659	$5,766	$8,303	$9,079	$10,382

Other real estate owned	1,050	1,224	1,426	1,894	1,868
Net charge-offs	318	2,581	319	167	230
Non-performing loans to total loans	1.19%	1.44%	2.05%	2.21%	2.55%
Loan loss allowance to total loans	1.03	1.01	1.46	1.42	1.15
Loan loss allowance to non-performing loans	86.07	70.29	70.87	63.92	44.98
Accruing loans 30+ days past due to total loans	0.08	0.05	0.25	0.57	0.59
Net charge-offs to average loans	0.33	2.57	0.31	0.16	0.23
Capital
Average equity to average total assets	10.36%	10.49%	10.43%	10.60%	10.54%
Tier 1 leverage ratio**	11.44	11.56	11.49	11.23	11.20
Total risk-based capital ratio**	19.46	19.10	19.22	18.98	19.08

**	Estimated for current quarter end